Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

December 22, 2020

Venus Concept Inc.

235 Yorkland Boulevard

Suite 900

Toronto, Ontario M2J 4Y8

Ladies and Gentlemen:

We have acted as counsel to Venus Concept Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of (i) 11,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) warrants to purchase shares of Common Stock (the “Warrants”), and (iii) 5,625,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and together with the Shares and the Warrants, the “Securities”), in each case pursuant to the underwriting agreement dated as of December 22, 2020, between the Company and the underwriters named therein.

In such capacity, we have reviewed copies of the registration statement on Form S-3 (Registration No. 333-228562) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on November 27, 2018 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”), and the base prospectus dated December 10, 2018 forming a part of the Registration Statement with respect to the offering from time to time of the securities described therein with an aggregate initial offering price not to exceed $100,000,000, which was included as part of the Registration Statement at the time it became effective (the “Base Prospectus”) and the final prospectus supplement, dated December 22, 2020, relating to the offer and sale of the Securities in the form first filed by the Company pursuant to Rule 424(b) under the Securities Act with the Commission (the “Final Prospectus Supplement” and, the Base Prospectus, as amended and supplemented by the Final Prospectus Supplement, including the documents incorporated by reference therein, the “Prospectus”). This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5).

We have reviewed originals or copies of the Registration Statement, the Prospectus, the certificate of incorporation and bylaws of the Company, as amended through the date hereof, and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinion set forth below.

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In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;

b.	the legal capacity of natural persons;

c.	the authenticity of all documents submitted to us as originals;

d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;

e.	as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;

f.	with respect to the issuance of the Shares, the amount of valid consideration paid in respect of such Shares and Warrant Shares will equal or exceed the par value of such Shares; and

g.	with respect to the Warrant Shares, the exercise price of the Warrants at the time of exercise is equal to or greater than the par value of the Common Stock.

We have not independently established the validity of the foregoing assumptions.

We express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or antidilution adjustments to outstanding securities, including the Warrants, of the Company cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)

Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

(ii)

Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii)

We express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice,

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opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; (i) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; or (j) specifies a party’s waiver of any breach or any provision is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the relevant agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(a)	The Shares have been duly authorized by all necessary corporate action on the part of the Company, and are validly issued, fully paid and non-assessable.

(b)

Assuming that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statement and the Prospectus will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

(c)

The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company, and when issued and paid for in accordance with the Warrant, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP
Reed Smith LLP